EXHIBIT 10.1

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Employment of the Executive Vice-President

Cynthia J. Morgenstern

AGREEMENT EFFECTIVE JANUARY 1, 2007

BY AND BETWEEN:	Monmouth Real Estate Investment Corporation, a Maryland Corporation (“Corporation”)

AND:	Cynthia J. Morgenstern (“Employee”)

Corporation desires to employ Employee to the business of the Corporation and Employee desires to be so employed. The parties agree as follows:

1. Term of Employment

Corporation agrees to employ Employee and Employee agrees to be employed in the capacity as Executive Vice-President for a term of three (3) years effective January 1, 2007 and terminating December 31, 2009. Thereafter, the term of this Employment Agreement shall be automatically renewed and extended for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Employment Agreement not be renewed or extended, in which event this Employment Agreement shall expire as of the expiration date or anniversary date, respectively.

2. Time and Efforts

Employee shall diligently and conscientiously devote her time and attention and use her best efforts in the discharge of her duties as Executive Vice-President of the Corporation.

3. Board of Directors

Employee shall at all times discharge her duties in consultation with and under the supervision of the Board of Directors of the Corporation. In the performance of her duties, Employee shall make her principal office in such place as the Board of Directors of the Corporation and Employee from time to time agree.

4. Compensation

A.	Corporation shall pay to Employee as compensation for her services a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation, as follows:

(1) For the year beginning January 1, 2007 and ending on December 31, 2007, the base salary shall be $208,550.00 annually;

(2) For the year beginning January 1, 2008 and ending on December 31, 2008, the base salary shall be $224,191.00 annually;

(3) For the year beginning January 1, 2009 and ending on December 31, 2009, the base salary shall be $241,005.00 annually.

B.	Employee shall purchase a disability insurance policy so that in the event of a disability exceeding 90 days, during which period Employee’s salary will continue, Employee will receive lost wages from the disability policy. The Corporation will reimburse Employee for the cost of such insurance.

C.	The Corporation will provide Employee with an automobile.

D.	The President of the Corporation will annually request that the Stock Option Committee grant a 50,000 share per year option. The option grant is subject to the Stock Option Committee’s approval.

E.	In the event of a merger, sale or change of control of the Corporation, defined as either voting control or control of 25% of the Board of Directors by other than the existing directors, Employee shall have the right to extend and renew this Employment Agreement so that the expiration date will be three years from the date of merger, sale or change of control. Alternatively, Employee shall have the right to terminate this Agreement. Any combination of Monmouth Real Estate Investment Corporation, Monmouth Capital Corporation and/or UMH Properties, Inc. shall not be considered a change of control.

F.	If there is a termination of employment for any reason, either involuntary or voluntary, Employee shall be entitled to receive one year’s compensation at the date of termination. The compensation is to be at the greater of current compensation or that at the date of merger, sale or change of control.

5. Review of Performance

The President of the Corporation may annually review and evaluate the performance of Employee. Bonuses shall be paid at the discretion of the Board of Directors or the President.

6. Expenses

Corporation will reimburse Employee for reasonable and necessary expenses incurred by her in carrying out her duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

7. Vacation

Employee shall be entitled to take four (4) paid weeks of vacation per year and the same holidays as provided for the other members of the staff.

8. Pension

Employee, at her option, may participate in the 401-k plan of UMH Properties, Inc., according to its terms.

9. Life and Health Insurance Benefits

Employee shall be entitled during the term of this Agreement to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of UMH Properties, Inc. as may be modified from time to time.

10. Termination

This Employment Agreement may be terminated by the Corporation at any time by reason of the death or disability of Employee or for cause. A termination “for cause” shall mean a termination of this Employment Agreement by reason of a good faith determination by a majority of the Board of Directors of the Corporation that employee, by engaging in fraud or willful misconduct, (A) failed to substantially perform her duties with the Corporation (if not due to death or disability), or (B) has engaged in conduct, the consequences of which are materially adverse to the Corporation, monetarily or otherwise. “Disability” shall mean a physical or mental illness which, in the judgment of the Corporation after consultation with the licensed physician attending the Employee, impairs the Employee’s ability to substantially perform her duties under this Employment Agreement as an employee, and as a result of which she shall have been absent from her duties with the Corporation on a full time basis for six (6) consecutive months. The termination provisions shall not, in any way, affect the disability benefits provided for in this Employment Agreement.

11. Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

12. Arbitration and Damages Limitation

It is expressly agreed by all parties to this Agreement that any dispute between the parties will be determined by binding arbitration performed under the rules of the American Arbitration Association. It is expressly agreed that in no event can the Employee seek damages exceeding the greater of the dollar amount of salary and benefits from the time of the dispute to the end of the Agreement employment period; or one year’s pay. This provision applies to any and all claims arising from Employee’s employment except for matters solely and directly related to Workers Compensation Insurance.

13. Successors

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Indemnification and Attorneys Fees

The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee in her capacity as Employee and/or Director of the Corporation. The Corporation will pay all attorneys fees and costs to defend the Employee from any such lawsuits.

15. Notices

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:	MREIC
Juniper Business Plaza
3499 Route 9N, Suite 3C
Freehold, NJ 07728

Employee:	Cynthia J. Morgenstern
3499 Route 9N, Suite 3C
Freehold, NJ 07728

16. Headings

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

17. Governing Law

This Agreement shall be construed and governed in accordance with the laws the State of New Jersey.

18. Modification and Waiver

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Entire Contract

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by both parties hereto.

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION	SEAL

By:	/s/ Steve Wolgin	/s/ Kathleen Breny
	Steve Wolgin, Chair	Witness
MREIC Compensation Committee

By:	/s/ Cynthia J. Morgenstern	/s/ Linda Fleisher
	Cynthia J. Morgenstern, Employee	Witness

Dated: March 13, 2007